Exhibit 2.(p)(iii)

SUBSCRIPTION AGREEMENT

WHEREAS, there has been organized under the laws of the State of Delaware, a statutory trust known as the Alpine Global Premier Properties Fund (the “Fund”).

WHEREAS, the Fund has been organized for the purposes of engaging in any lawful act or activity for which statutory trusts may be organized under the Delaware Statutory Trust Act.

WHEREAS, the Fund is authorized to issue an unlimited number of shares of beneficial interest, no par value per share (the “Common Shares”).

WHEREAS, H. Guy Leibler desires to subscribe for and agrees to purchase the number of Common Shares set forth opposite his name at an initial subscription price of $19.10 per Common Share for the dollar amounts set opposite his name below.

WHEREAS, H. Guy Leibler desires to hereby appoint Alpine Woods Capital Investors, LLC (“Alpine”) as his true and lawful representative and attorney-in-fact, in his name, place and stead to vote such Common Shares with respect to those matters requiring shareholder approval prior to and including the closing of the initial public offering of the Common Shares.

NOW, THEREFORE, as of the date hereof, the undersigned hereby subscribes for and agrees to purchase the number of shares of Common Shares opposite his name at an initial subscription price of $19.10 per share and agrees to pay the dollar amount set opposite his name therefor.

Name of Investor	Number of Common Shares	Dollar Amount
H. Guy Leibler	1,000.00	$19,100.00

The subscription hereunder share be payable at such time or times as the Board of Trustees of the Fund may determine, and the shares of stock subscribed for hereunder shall be issued at the time payment is received therefore.

Dated as of the 16th day of March, 2007.

ALPINE WOODS CAPITAL INVESTORS, LLC

By:	/s/ Samuel A. Lieber
Name:	Samuel A. Lieber
Managing Member of Alpine Woods GP, LLC, the General Partner of Alpine Woods, LP, as the Sole Member of Alpine Woods Capital Investors, LLC

H. Guy Leibler hereby appoints Alpine as his true and lawful representative and attorney-in-fact, in his name, place and stead to make, execute, sign, acknowledge, swear to and vote any instrument or document of any kind necessary or desirable to accomplish the business, purpose and objectives of the Fund or required by any applicable federal, state or local law.

This power of attorney is irrevocable, and shall survive and shall not be affected by the subsequent death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of the undersigned; provided, however, that this power of attorney will automatically terminate immediately following the closing of the initial public offering of the Common Shares.

/s/ H. Guy Leibler
H. Guy Leibler

Accepted as of

March 16, 2007

ALPINE GLOBAL PREMIER PROPERTIES FUND

By:	/s/ Sheldon R. Flamm
Name:	Sheldon R. Flamm
Title:	Vice President and Treasurer